Jade Art Group Inc. Reports Full Year 2009 Financial Results

NEW YORK & JIANGXI, China--(BUSINESS WIRE)—Jade Art Group Inc. (OTCBB: JADA; "Jade Art" or the "Company"), a seller and distributor of raw jade in China, announced today its financial results for the year ended December 31, 2009.

2009 Key Items

•	Revenue of $25.3 million represents a 17% decrease from $30.5 million in 2008.

•	Gross profit was $20.6 million, compared to $25.3 million in 2008.

•	Income from continuing operations was $18.7 million, compared to $22.5 million in 2008.

•	Net income in 2009 was $13.2 million, compared to $15.4 million in 2008, excluding the gain in 2008 from discontinued operations of $55.4 million.

•	Fully diluted earnings per share decreased to $0.16 from $0.19, excluding the gain from discontinued operations of $0.69 in 2008.

2009 Results Commentary

Revenue for 2009 was $25.3 million, representing a 17% decrease from the $30.5 million of revenue recorded in 2008. The decrease was primarily due to the global economic downturn that has reduced the demand for luxury goods such as jade. In addition, the Company’s management believes that the adverse weather condition also impacted the ability to transport product in 2009.

The resulting gross profit for 2009 was $20.6 million, which represented approximately 81.4% of revenue, compared to $25.3 million for 2008, which represented approximately 82.9% of revenue. This decrease in gross profit primarily resulted from the decrease in the Company’s sales revenue.

Selling, general and administrative expenses were $1.9 million for 2009, representing a 33.4% decrease from $2.8 million recorded in 2008. The reduction of sales revenue resulted in a decrease of sales commissions, which lowered expenses compared to the expenses for 2008.

The 2009 net income of $13.2 million, resulting in earnings per diluted share of $0.16, represents a decrease from the 2008 net income level of $15.4 million, excluding $55.4 million of income from discontinued operations in 2008 from the Company’s wood carving business, with related earnings per diluted share in 2008 of $0.19.

Jade Art Group Inc.’s Form 10-K for the year ended December 31, 2009 was filed on May 17th, 2010.

Commenting on the Company’s financial results for 2009, Hua-Cai Song, Chief Executive Officer of the Company, said, “The inclement weather occurred in China during the year caused conditions unfavorable to mining and transporting Jade Art’s raw materials. Moreover, we feel that the global economic downturn has temporarily reduced the demand of luxury goods, which directly impacted the Company’s commercial and residential construction material markets and the high-end jade jewelry market. Although we have not yet seen a rebound in the luxury goods market, we are well positioned to take advantage of opportunities when economic conditions improve.”

Selected consolidated figures are presented below. For full figures, please reference Jade Art Group Inc.’s Form 10-K filing, located on the SEC's EDGAR: http://www.sec.gov/Archives/edgar/data/1370823/000114420410028490/v185429_10k.htm

Financial Condition

As of December 31, 2009, Jade Art Group had cash and cash equivalents of $147,392. During 2009, operating activities of the Company provided cash flow of $11.1 million.

About Jade Art Group Inc.

Jade Art Group Inc. is a seller and distributor in China of raw jade, which has uses ranging from decorative construction material for both the commercial and residential markets to high-end jewelry. For more information, please visit: http://www.jadeartgroupinc.com/.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Jade Art Group, Inc.
Selected Consolidated Statements of Operations
(in millions, except per share amounts)

	YEAR ENDED DECEMBER 31,
	2009	2008

Sales	$25.3	$30.5
Cost of sales	(4.7)	(5.2)
Gross profit	20.6	25.3

Selling, general and administrative expenses	(1.9)	(2.8)
Income from operations	18.7	22.5
Interest income	-	0.1
Interest expense	-	(0.4)
Loss on forgiveness of debt	-	(0.1)

Income from continuing operations before income taxes	18.7	22.1
Provision for income taxes	(5.6)	(6.7)
Net income from continuing operations	13.2	15.4
Discontinued operations：
Income from Woodcarving operations, net of tax	-	0.1
Income from transfer of woodcarving operations, net of tax	-	55.3

Net income from discontinued operations	-	55.4
Net Income	13.2	70.8
Basic and Diluted weighted average shares	80.0	80.7
Basic and Diluted Earnings Per Share:
Income from Continuing operations attributable to JADA shareholders	$0.16	0.19
Income from Discontinued operations attributable to JADA shareholders	-	0.69

Total Basic and Diluted Earnings Per Share	$0.16	$0.88
NOTE: The above numbers may not equal the total due to rounding.

Jade Art Group Inc.
Selected Consolidated Balance Sheets
(in millions)

Assets	12/31/2009	12/31/2008
Current Assets
Cash and cash equivalents	$0.1	$0.1
Accounts receivable, net	7.5	1.5
Total Current Assets	7.6	1.6
Property, plant & equipment, net	-	-
Acquisition deposit	8.8	-
Distribution rights, net	63.1	66.0
Total Assets	$79.6	$67.5
Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable – Related parties	$-	$2.3
Accounts payable – Trade and accrued liabilities	1.0	0.6
Advances from customers	-	0.1
Taxes payable	2.1	1.3
Total Current Liabilities	3.1	4.3
Total Liabilities	3.1	4.3
Stockholders' Equity
Total Stockholders' Equity	76.5	63.2
Total Liabilities and Stockholders' Equity	$79.6	$67.5

NOTE: The above numbers may not equal the total due to rounding.

Jade Art Group Inc.
Selected Consolidated Cash Flow Items
(in millions)

	Year ended December 31,
	2009	2008

Net cash provided by operating activities	$11.1	$19.8
Net cash used in investing activities	(8.8)	(8.8)
Net cash used in financing activities	(2.3)	(12.1)
Effect of exchange rate changes on cash	-	0.9
Net change in cash and cash equivalents	$-	$(0.2)
NOTE: The above numbers may not equal the total due to rounding.

Contact:

Jade Art Group Inc.
Business Development, 646-200-6328
vp@jade-art.com